Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated December 31, 2012 PRICING SUPPLEMENT No. 275 dated January , 2013 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities
Access Securities with Contingent Coupon and Contingent Downside Securities Linked to the Russell 2000® Index due January 29, 2018

■	Linked to the Russell 2000® Index

■

Unlike ordinary debt securities, the securities do not provide for fixed payments of interest over their 5-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a quarterly coupon and a payment at maturity that, in each case, are contingent on the performance of the Index.

■

Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis if, and only if, the closing level of the Index on the calculation day for that quarter is greater than or equal to the threshold level. However, if the closing level is less than the threshold level on that day, you will not receive any contingent coupon for that quarter. If the closing level is less than the threshold level on every calculation day, you will not receive any contingent coupons throughout the entire 5-year term of the securities. The contingent coupon rate will be determined on the pricing date and will be within the range of 5.75% to 6.25% per annum.

■

Potential Loss of Principal. At maturity, you will receive the original offering price if, and only if, the closing level of the Index on the final calculation day is greater than or equal to the threshold level. If the closing level of the Index on the final calculation day is less than the threshold level, you will lose more than 35%, and possibly all, of the original offering price of your securities.

■	The threshold level is equal to 65% of the starting level

■

You will have full downside exposure to the Index from the starting level if the closing level of the Index on the final calculation day is less than the threshold level, but you will not participate in any appreciation of the Index and will not receive any dividends on securities included in the Index

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	Term of approximately 5 years

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-8.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$30	$970
Total

(1)

The agent discount will not be more than $30 per security. In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the securities were priced today, the agent discount and structuring and development costs would total approximately $45 per security. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the agent discount and structuring and development costs exceed $65 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

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and Contingent Downside

Securities Linked to the Russell 2000® Index due January 29, 2018

Investment Description

The Securities Linked to the Russell 2000® Index due January 29, 2018 are senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) that do not provide for fixed payments of interest over their 5-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a quarterly coupon and a payment at maturity that, in each case, are contingent on the performance of the Russell 2000® Index (the “Index”). The securities provide:

(i)	quarterly contingent coupon payments if, and only if, the closing level of the Index on the applicable quarterly calculation day is greater than or equal to 65% of the starting level;

(ii)	repayment of principal at maturity if, and only if, the closing level of the Index on the final calculation day is greater than or equal to 65% of the starting level; and

(iii)	full exposure to the decline in the level of the Index from the starting level if the closing level of the Index on the final calculation day is less than 65% of the starting level.

If the closing level of the Index on any quarterly calculation day is less than 65% of the starting level, you will not receive any contingent coupon payment for that quarter. If the closing level of the Index on the final calculation day is less than 65% of the starting level, you will lose more than 35%, and possibly all, of the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the closing level of the Index on the final calculation day is less than 65% of the starting level.

All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is designed to reflect the performance of the small capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Russell 2000®” is a trademark of Frank Russell Company, doing business as Russell Investment Group (“Russell”), and has been licensed for use by us. The securities, based on the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the securities.

PRS-2

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Securities Linked to the Russell 2000® Index due January 29, 2018

Investor Considerations

We have designed the securities for investors who:

■

seek an investment with contingent quarterly coupon payments, at a rate that will be determined on the pricing date and will be within the range of 5.75% to 6.25% per annum, if the closing level of the Index on the applicable quarterly calculation day is greater than or equal to 65% of the starting level;

■

understand that if the closing level of the Index on the final calculation day is less than 65% of the starting level, they will be fully exposed to the decrease in the Index from the starting level and will lose more than 35%, and possibly all, of the original offering price per security at maturity;

■

are willing to accept the risk that they may not receive any contingent coupon payment on one or more, or any, quarterly contingent coupon dates over the term of the securities and may lose all of the original offering price per security at maturity;

■	are willing to forgo participation in any appreciation of the Index and dividends on securities included in the Index; and

■	are willing to hold the securities for the full 5-year term until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

■	seek full return of the original offering price of the securities at maturity;

■	are unwilling to accept the risk that the closing level of the Index on the final calculation day may be less than 65% of the starting level;

■	seek certainty of current income over the term of the securities;

■	seek a liquid investment or are unable or unwilling to hold the securities for the full 5-year term to maturity;

■	seek exposure to the upside performance of the Index;

■	are unwilling to accept the risk of exposure to the small capitalization segment of the United States equity market;

■	are unwilling to accept the credit risk of Wells Fargo; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

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Securities Linked to the Russell 2000® Index due January 29, 2018

Terms of the Securities

Market Measure:	Russell 2000 Index

Pricing Date:	January 18, 2013.*

Issue Date:	January 28, 2013.* (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level.

If the closing level of the Index on any calculation day is less than the threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on all quarterly calculation days, you will not receive any contingent coupon payments over the term of the securities.

The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Each quarterly contingent coupon payment, if any, will be calculated per security as follows: $1,000 x contingent coupon rate x (90/360).

Calculation Days:

For each contingent coupon payment date, the fourth trading day prior to such contingent coupon payment date. A calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session. The “relevant exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent. The “related exchange” for the Index means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Contingent Coupon Payment Dates:

Quarterly on the 28th day of each January, April, July and October commencing April 28, 2013 and ending October 28, 2017, and at maturity.* If a market disruption event occurs or is continuing on the related calculation day, the contingent coupon payment date will be postponed until the later of (i) the contingent coupon payment date as originally scheduled and (ii) three business days after the related calculation day as postponed. See “Additional Terms of the Securities—Market Disruption Events.” If a contingent coupon payment date is not a business day, any contingent coupon payment to be made on such contingent coupon payment date will be made on the next succeeding business day, but interest on any such contingent coupon payment will not accrue during the period from and after the original contingent coupon payment date.

Contingent Coupon Rate:	The “contingent coupon rate” will be determined on the pricing date and will be within the range of 5.75% to 6.25% per annum.

*

To the extent that we make any change to the expected pricing date or expected issue date, the contingent coupon payment dates and the stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

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Terms of the Securities (Continued)

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount (in addition to the final contingent coupon payment, if any). The “redemption amount” per security will equal:

•    if the ending level is greater than or equal to the threshold level: $1,000; or

•    if the ending level is less than the threshold level: $1,000 minus:

	$1,000	x	starting level – ending level
starting level

If the ending level is less than the threshold level, you will lose more than 35%, and possibly all, of the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

Stated Maturity Date:

January 29, 2018. If a market disruption event occurs or is continuing on the final calculation day, the stated maturity date will be postponed until the later of (i) January 29, 2018 and (ii) three business days after the ending level is determined.* See “Additional Terms of the Securities—Market Disruption Events.” If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the original stated maturity date. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	, the closing level of the Index on the pricing date.

Ending Level:	The “ending level” will be the closing level of the Index on the final calculation day.

Threshold Level:	, which is equal to 65% of the starting level.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-26 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

*

To the extent that we make any change to the expected pricing date or expected issue date, the contingent coupon payment dates and the stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-5

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Terms of the Securities (Continued)

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-27 below.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis (in excess of the contingent coupon payments on your securities), whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities.

You are urged to read the more detailed discussion under “United States Federal Income Tax Considerations” on page PRS-26 below.

If you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” below on page PRS-26, contingent coupon payments you receive on your securities may be subject to United States withholding tax at a rate of up to 30%, and it is possible that amounts that you receive upon the sale, exchange or maturity of the securities will also be subject to United States federal income tax. You are urged to read the discussion under “United States Federal Income Tax Considerations—Non-United States Holders” below on page PRS-28.

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RMS7

PRS-6

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Determining Quarterly Contingent Coupon Payment and Redemption Amount at Stated Maturity

On each quarterly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing level of the Index on the related quarterly calculation day, as follows:

On the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the redemption amount) calculated as follows:

PRS-7

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Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 35%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. The amount you receive at maturity will depend on whether the ending level is greater than or equal to, or less than, the threshold level.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level). The threshold level is 65% of the starting level. For example, if the Index has declined 35.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 35.1% of your original investment at maturity. As a result, you will not receive any protection if the level of the Index declines significantly and you may lose some, and possibly all, of the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the threshold level, the amount you receive at stated maturity will not exceed the original offering price, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Contingent Coupon Payment Dates, Or Even Throughout The Entire Five Year Term Of The Securities.

On each quarterly contingent coupon payment date you will receive a contingent coupon payment if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level. If the closing level is less than the threshold level on any calculation day, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire five year term of the securities.

You May Be Fully Exposed To The Decrease In The Index From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.

Even though you will be fully exposed to a decrease in the level of the Index below the threshold level, you will not participate in any increase in the level of the Index over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the level of the Index.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount or commission paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or

PRS-8

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Risk Factors (Continued)

unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Index Performance.    The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the threshold level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity.    The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

•

Events Involving Companies Included In The Index.    General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•

Our Credit Ratings, Financial Condition And Results Of Operation.    Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

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Risk Factors (Continued)

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you and whether contingent coupon payments will be made. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities, the redemption amount payable at maturity and whether contingent coupon payments will be made. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level on any calculation day, the ending level and the value of the securities. We are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Calculation Agent Can Postpone A Contingent Coupon Payment Date And The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the closing level of the Index on a calculation day, including the final calculation day, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs, the related contingent coupon payment date or stated maturity date, as applicable, will be postponed until the

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Risk Factors (Continued)

later of (i) three business days after the postponed calculation day and (ii) the originally scheduled contingent coupon payment date or stated maturity date, as applicable.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, the closing level on each calculation day, calculating the redemption amount and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

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Risk Factors (Continued)

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain and there is no authority that specifically addresses the United States federal income tax treatment of the securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Income Tax Considerations” below on page PRS-26 and to consult your tax advisor.

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level; and

•	the hypothetical redemption amount payable at stated maturity per security.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security

1677.78	100.00%	$1,000.00
1258.34	50.00%	$1,000.00
1090.56	30.00%	$1,000.00
1006.67	20.00%	$1,000.00
922.78	10.00%	$1,000.00
880.83	5.00%	$1,000.00
838.89(1)	0.00%	$1,000.00
755.00	-10.00%	$1,000.00
671.11	-20.00%	$1,000.00
545.28	-35.00%	$1,000.00
536.89	-36.00%	$640.00
419.45	-50.00%	$500.00
335.56	-60.00%	$400.00
0.00	-100.00%	$0.00
(1)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures do not take into account contingent coupon payments received, if any, during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the redemption amount received at maturity; any positive return will be based solely on the contingent coupon payments received, if any, during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual redemption amount you receive at stated maturity will depend on the actual starting level, ending level and threshold level.

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Hypothetical Redemption Amount at Stated Maturity

Set forth below are three examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Ending level is greater than the starting level and the redemption amount is equal to the original offering price:

Hypothetical starting level: 838.89

Hypothetical ending level: 1200.00

Hypothetical threshold level: 545.28, which is 65% of the hypothetical starting level

Since the hypothetical ending level is greater than the hypothetical threshold level, the redemption amount would equal the original offering price. Although the ending level is significantly greater than the starting level in this scenario, the redemption amount will not exceed the original offering price.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 2. Ending level is less than the starting level but greater than the threshold level and the redemption amount is equal to the original offering price:

Hypothetical starting level: 838.89

Hypothetical ending level: 750.00

Hypothetical threshold level: 545.28, which is 65% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 35%, you would not lose any of the original offering price of your securities.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 3. Ending level is less than the threshold level and the redemption amount is less than the original offering price:

Hypothetical starting level: 838.89

Hypothetical ending level: 475.00

Hypothetical threshold level: 545.28, which is 65% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 35%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	x	838.89 – 475.00	= $	566.22
838.89

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $566.22 per security, but no final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of the Index, but will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

To the extent that the starting level, ending level and threshold level differ from the values assumed above, the results indicated above would be different.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

The securities will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the contingent coupon payments, if any, and the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

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Additional Terms of the Securities (Continued)

(F)	The relevant exchange for any security underlying the Index or successor equity index or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the Index or any successor equity index;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant exchange for the securities underlying the Index or any successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or

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Additional Terms of the Securities (Continued)

level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on a calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein, plus a portion of a final contingent coupon payment. The redemption amount and the final contingent coupon payment will be calculated as though the date of acceleration were the final calculation day. The final contingent coupon payment, if any, will be prorated from and including the immediately preceding contingent coupon payment date to but excluding the date of acceleration.

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The Russell 2000 Index

We obtained all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group, the index sponsor (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell 2000 Index in connection with the offer and sale of the securities.

General

The Russell 2000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of 2,000 companies included in both the Russell 3000® Index and the Russell 3000E® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 3000E Index is composed of the Russell 3000 Index and microcap securities.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and is designed to track the performance of the small capitalization segment of the United States equity market.

The Russell 2000 Index does not reflect the payment of dividends on the stocks underlying it.

Selection of Stocks Underlying the Russell 2000 Index

All companies which Russell determines to be part of the United States equity market are included in the Russell U.S. Indexes. The Russell U.S. Indexes include, among others, the Russell 2000 Index, the Russell 3000 Index, and the Russell 3000E Index. In order to assign companies to a particular equity market, Russell uses the following criteria:

•	If a company (a) incorporates, (b) has a stated headquarters location, and (c) also trades in the same country, the company is assigned to its country of incorporation.

•	If any of the three criteria listed above do not match, Russell then utilizes three Home Country Indicators (the “HCIs”) to determine the proper equity market.

•	The three HCIs are: country of incorporation, country of headquarters, and country of most liquid exchange (or primary exchange).

•

The country of most liquid exchange is determined by 2-year average daily dollar trading volume (“ADDTV”). ADDTV is the accumulated dollar trading volume divided by the actual number of trading days in the past year.

•

Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, the company will be assigned to its primary asset location. If, however, there is not enough information to conclude the primary location of a company’s assets, Russell will use the primary location of the company’s revenues for the same cross-comparison, and the company will be assigned to its primary revenue location. Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

•

If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters is located unless the country is a Benefits Driven Incorporation (“BDI”) country (as described below). Russell defines headquarters as the address of principal executive offices. For those companies reporting in the United States, Russell uses Securities and Exchange Commission (“SEC”) filings to determine the location of a company’s headquarters. In cases where multiple headquarters are listed on SEC filings and an HCI needs to be determined, Russell assigns the HCI for headquarters to the location with the highest average daily trading volume. If the HCI for headquarters cannot be determined (i.e., no trading in any headquarters location) the company’s two remaining HCIs will be used.

•

In the case of BDI countries, Russell will assign the company to the country of its most liquid stock exchange. Russell considers the following countries or regions BDI countries: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. Companies incorporated in these countries or regions are considered BDI companies by Russell because they typically incorporate in those countries or regions for operations, tax, political, or other financial market benefits.

•	Under the criteria used by Russell, a company is not eligible for inclusion in the United States equity market if it does not trade on a major U.S. exchange.

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The Russell 2000 Index (Continued)

American depositary receipts (“ADRs”), as well as bulletin board, pink sheets, or over-the-counter (“OTC”) traded securities, are excluded from the Russell 2000 Index. Likewise, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are not eligible for inclusion. Royalty trusts, U.S. limited liability companies, limited partnerships, and closed-end investment companies are ineligible for inclusion (business development companies, however, are eligible for inclusion). Blank check companies and special purpose acquisitions companies (“SPACs”) are also ineligible for inclusion in the Russell 2000 Index.

In general, only one class of securities of a company (typically common stock) is allowed in the Russell 2000 Index. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May of each year to be eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. If the closing price of a stock included in the Russell 3000 Index and Russell 2000 Index is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices from such stock’s primary exchange during the month of May is equal or greater than $1.00. If a stock does not have a closing price at or above $1.00 on its primary exchange on the last trading day in May, but does have a closing price at or above $1.00 on another major United States exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Companies with a total market capitalization less than $30 million are not eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. If a security does not trade on its primary exchange, the lowest price from another major United States exchange is used. In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used by Russell in its calculations. “Primary trading vehicles” are determined by the last two year’s average trading volume, as of the last trading day in May. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, except if the volume of each share class is within 20.00% then the one with the largest available shares is used. All available data is used for share classes without two years of history. For existing members, at least 100 days of trading volume is necessary to consider the class as a primary vehicle. For new members, all available data will be analyzed, even if less than 100 days is available. As of the last Friday in June of each year (unless the last Friday is June 28, 29, or 30, in which case the reconstitution will occur on the prior Friday), the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

A security’s shares are adjusted to include only those shares available to the public. Adjustments are based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the Russell 2000 Index are held by another company also in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index), this is considered corporate cross-ownership; any percentage held in this class will be adjusted;

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The Russell 2000 Index (Continued)

•

Large private and corporate holdings—when an individual, a group of individuals acting together, or a corporation not in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index) owns more than 10.00% of the shares outstanding, such shares will be adjusted; however, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class unless such institutions have a direct relationship to the company issuing the shares, such as board representation;

•	Unlisted share classes—classes of common stock that are not traded on a United States securities exchange;

•	IPO lock-ups—shares locked up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the Russell 2000 Index; and

•

Government holdings—shares listed as “government of” are considered unavailable and will be removed entirely from available shares; shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; however, shares held by a government pension plan are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000 Index

Changes to the Russell 2000 Index are made when an action is final. To determine whether an action has been completed, Russell uses a variety of public sources, including company press releases, SEC filings, exchange notifications, and Bloomberg or other sources Russell deems reliable. Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day (see specific action types for details on timing and procedure).

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.

•

Rules of Deletions—When a stock is delisted or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell 2000 Index (1) after the close of the current day at the last traded primary exchange price, if the relevant action is determined to be final prior to 1:00 p.m. Eastern, or (2) after the close of the following day, if the relevant action is determined to be final after 1:00 p.m. Eastern, using (i) the closing OTC price in the event of a delisting or movement to the pink sheets or bulletin boards, or (ii) a synthetic price based on the last traded primary exchange price of the acquiring company in the event of a merger or acquisition. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 2000 Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000 Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. Members of the Russell 2000 Index that are reincorporated in another country and no longer traded in the United States are deleted immediately.

•	Mergers and Acquisitions—Mergers and acquisitions result in changes to the membership and weighting of members within the Russell 2000 Index.

•

Mergers or acquisitions between members of the Russell 3000E Index: In the event a merger or acquisition occurs between members of the Russell 3000E Index, which includes the Russell 2000 Index, or the Russell Global Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. Shares are updated for the acquiring stock at the time the transaction is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Mergers or acquisitions between a member and a non-member: A non-member is defined as a company that is not a member of the Russell 3000E Index or the Russell Global Index. Mergers and acquisitions between a member and non-member can take two forms: (1) If the acquiring company is a member of the Russell 3000E Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end; (2) If the acquiring company is not a member of the Russell 3000E Index, but the acquired company is a member of the Russell 3000E Index, the action can fall into the category of a reverse merger or a standard acquisition.

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The Russell 2000 Index (Continued)

•

Reverse Merger—If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

•

Standard Acquisition—In the event of a standard acquisition, the acquired company is deleted after the action is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Cross-border mergers and acquisitions: In the event of a merger or acquisition between companies in different countries, the acquired company is deleted from its local country index and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. The action will be applied when determined to be final.

•	Rules of Additions—The only additions between reconstitution dates result from spin-offs and initial public offerings (“IPO”).

•

Additions for Spin-Offs—Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

•

Quarterly IPO Additions—Eligible companies that have recently completed an IPO are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E Index. Eligible companies will be added to the Russell style indexes using their industry’s average style probability established at the latest reconstitution. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E Index as of the latest June reconstitution.

Updates to Share Capital Affecting the Russell 2000 Index

Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000 Index.

License Agreement

We and Russell have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000 Index in connection with the issuance of the securities.

The license agreement between us and Russell provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Wells Fargo & Company or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.”

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX® OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

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The Russell 2000 Index (Continued)

OBTAINED BY WELLS FARGO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Data

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the Russell 2000 Index at any time from Bloomberg under the symbol “RTY” or from the Russell website at www.russell.com. No information contained on the Russell website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2002 to December 26, 2012. The closing level on December 26, 2012 was 838.89.

Russell 2000 Index

Daily Closing Levels

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The Russell 2000 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through September 30, 2012 and for the period from October 1, 2012 to December 26, 2012.

	High	Low	Last
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
October 1, 2012 to December 26, 2012	852.49	769.48	838.89

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ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or

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holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”), (i) the contingent coupon payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid contingent coupon payment,which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, exchange or maturity of your securities may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Your holding period for

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your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment obligations rules, the amount of interest you would be required to take into account over the term of the securities would be determined by constructing a projected payment schedule for the securities (the “projected payment schedule”), and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions otherwise similar to the securities (the “comparable yield”) and then determining the projected payment schedule as of the issue date that would produce the comparable yield. United States holders would generally accrue interest income on contingent payment debt instruments at the comparable yield.

If the actual amounts of the contingent coupon payments were different from the amounts reflected in the projected payment schedule, you would be required to make adjustments in your accruals under the noncontingent bond method described above when those amounts would be paid. Adjustments arising from contingent coupon payments that would be greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent coupon payments that would be less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments would be netted for each taxable year with respect to the securities. Any net positive adjustment for a taxable year would be treated as additional original issue discount income of a United States holder. Any net negative adjustment would reduce any original issue discount on the securities for the taxable year that would otherwise accrue. Any excess would then be treated as a current-year ordinary loss to the United States holder to the extent of original issue discount accrued in prior years. The balance, if any, would be treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it would not have previously been taken into account, an excess negative adjustment would reduce the amount realized upon a sale, exchange or maturity of the securities.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your securities by the amount of the contingent coupon payments that you receive; (ii) all or a portion of the contingent coupon payments should be treated as put premium, in which case you would not currently include the amount so treated in income but would instead recognize short-term capital gain or reduce the amount of capital loss you would otherwise recognize at maturity, as the case may be; (iii) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss; or (iv) your securities should be treated as a notional principal contract for tax purposes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis (in excess of the contingent coupon payments on your securities), whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the contingent coupon payments. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s

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circumstances). Your net investment income will generally include your net gains from the disposition of the securities and may include the contingent coupon payments on the securities, unless such net gains and payments of the contingent coupon are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

Because significant aspects of the tax treatment of the securities are uncertain, if we are the withholding agent with respect to payments of the contingent coupon on the securities, we intend to withhold at a rate of 30% on such payments made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. Other withholding agents may take a similar position regarding their withholding obligations with respect to contingent coupon payments on the securities. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

In addition, regulations proposed by the IRS and the Treasury Department under Section 871 of the Code could, when finalized, treat certain payments on the securities made after December 31, 2013 as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or the lower rate applicable to dividends under an applicable treaty), which may be satisfied by withholding. If we or other payors impose such a withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such a tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the securities when these regulations are finalized.

If your securities are characterized and treated for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index, as discussed above, and subject to the discussion above and the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception

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applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report contingent coupon payments on your securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

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